Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Mar. 18. 2008 / 10:00AM ET

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FINAL TRANSCRIPT

Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Joe Hete

ABX Holdings, Inc.—CEO

Quint Turner

ABX Holdings, Inc.—CFO

Peter Fox

ABX Holdings, Inc.—Chief Commercial Officer

CONFERENCE CALL PARTICIPANTS

Charles Jack

Wall Street Access—Analyst

David Campbell

Thompson, Davis & Co.—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter and year-end 2007 ABX Holdings earnings conference call. My name is Michelle, and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Joe Hete, Chief Executive Officer of ABX Holdings. Please proceed.

Joe Hete—ABX Holdings, Inc.—CEO

Thanks, Michelle. I want to welcome our shareholders and other investors to our fourth-quarter 2007 conference call. A lot has happened since our last one in November, so I have several of our people on the call today to make sure we cover it all properly.

First, John Graber is here. John is taking over for me as President of ABX Air, which means I can devote more of my time to growing the business and working to expand relationships with our existing customers, while he makes sure the sort gets done and the flights get out on time every morning.

Peter Fox is also on the call. We brought Peter into our executive team as Chief Commercial Officer, which means he will work with our operating subsidiaries on their strategic sales and marketing strategies, emphasizing the capabilities spread across our three airlines and several other businesses. Peter and I are already working very closely on this and are meeting with current and prospective customers to tell them more about how our companies can serve them.

Joe Payne, who is now Senior VP and our Corporate General Counsel, is here as well. He has done a tremendous job of managing the closing of the CHI transaction and working with our Board, along with George Golder who joins us from CHI as General Counsel.

And last but certainly not least is our CFO, Quint Turner, who has been very busy managing all our year-end and CHI issues while also keeping our lenders and shareholders informed about our progress. As usual, he will begin today by discussing our financial results and then join the rest of the group in helping me answer your questions.

I know that many of you have been eager to see not only our ABX Air results for 2007, but also the historical results for CHI. Friday evening we filed an amendment to the January 8-K that covered the details of our CHI transaction. This amendment expands and updates those disclosures

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Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

and adds historical results for CHI and some unaudited pro formas that provide some indication of how we look as one Company. I recommend that you review that filing, along with our 2007 10-K and the fourth-quarter earnings release we issued yesterday. They are all available on ABXAir.com.

With that information and the color we will share with you today, you should have the information you need for a complete picture of our business as it stands today and a sense of how we plan to build on it in the future.

Quint will begin by covering our financial results for the fourth quarter and year end, plus the CHI results. I will then review what we have achieved over the last few months and some perspective on how we see our industry changing, and how we expect to complete and grow in that environment. Finally, we will open the call to your questions. Quint?

Quint Turner—ABX Holdings, Inc.—CFO

Thanks, Joe. I need to begin by advising everyone that we may make projections or other forward-looking statements during the course of this call. Such statements involve risks and uncertainties, and our actual results and other future events may differ materially from those we may describe here. I would like to refer you to ABX Holdings’ periodic reports we file from time to time with the Securities and Exchange Commission, including the Form 8-K/A we filed last week with results for CHI; our Form 10-Qs for the first, second, and third quarters of 2007; and our Form 10-K for the year ended December 31, ‘07, which was filed yesterday. Those reports contain and identify important factors that could cause the actual results to differ materially from our projections.

As Joe mentioned, 2007 was truly a transforming year for us. We made great progress in building our business by following our strategy, which led to increased operating cash flow and asset strength.

ABX Air delivered excellent service, both in the air and on the ground to DHL, its largest customer, which earned it more aggregate incremental markup at year end. We also more than doubled the size of our charter operations and acquired the broad capabilities and assets of Cargo Holdings International, which we believe will be immediately accretive to earnings.

We reported net earnings of $8.4 million or $0.14 per diluted share for the fourth quarter on revenues of $319.2 million. Net earnings for the year were $19.6 billion or $0.33 per diluted share on revenues of $1.17 billion.

In 2006, fourth-quarter net earnings were $68.9 million or $1.18 per diluted share on revenues of $306.3 million. For the year, net earnings were $90.1 million or $1.54 per diluted share on revenues of $1.26 billion.

We incurred a non-cash income tax expense of $6 million or $0.10 per share in the fourth quarter and $13.7 million or $0.23 per share for the full 2007 year. In both cases, the effective tax rate was around 41%.

It is important to point out that the tax liability is a non-cash expense, which continues to be offset by utilization of the Company’s deferred tax asset, consisting largely of accelerated tax depreciation on ABX Air’s aircraft fleet and federal net operating loss carryforwards. The remaining tax loss carryforwards are expected to offset income tax liability of ABX Holdings into 2010 or beyond, although we may be required to pay alternative minimum taxes and certain state and local taxes before then.

In the fourth quarter of 2006, we reversed the remainder of a valuation allowance against the deferred tax assets that were established in ‘03 with the sale of Airborne. The reversal led to a non-cash income tax benefit of $54 million for ‘06. It also required the Company to begin recording non-cash federal income tax expense on its income statement starting in ‘07.

Pre-tax earnings, excluding the non-cash items I just spoke about, decreased 3.2% in the fourth quarter to $14.4 million and were off 7.6% for the year to $33.3 million.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, increased 8% to $30.7 million in the fourth quarter and increased 6.9% for the year to $94.5 million. We believe EBITDA, a non-GAAP measure of financial performance, best reflects the cash-generating strength of an asset-intensive business like ours. Our fourth-quarter and year-end earnings release, which came out yesterday afternoon, contains a reconciliation of EBITDA to GAAP net income.

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Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

Turning to our segment reporting, revenues and pre-tax earnings derived from ABX Air’s ACMI and Hub Services agreements with DHL increased in the fourth quarter, but were lower for the full year compared to 2006. For the year, revenues from our DHL commercial agreements declined 10.6% to $1.08 billion due primarily to a reduction in the services ABX Air provides to DHL. As a result, pre-tax earnings from this segment declined 5.7% to $21.2 million.

A number of factors contributed, including DHL taking over the management of the truck line-haul operations from ABX Air in May 2006; the removal of 21 aircraft from the ACMI agreement in 2006 and seven more in ‘07; and the transfer of the management of two regional hubs back to DHL. A third regional hub was transferred to DHL last November.

To provide you with an idea of how the loss of those operations impacted our results, pre-tax earnings for the line-haul operations in the two hubs were approximately $2.3 million in 2006.

Removal of 28 aircraft from the DHL network in the last two years also reduced eligible ACMI contract expenses and base markup amounts. ABX Air opted not to exercise put options with DHL for most of the DC-8s and DC-9s that were removed; but instead retained some as spares or for parts, with the proceeds captured in other non-DHL results. However, we recorded $300,000 in impairment charges for them in 2006 and ‘07, reflecting the excess of their carrying value over their fair value less cost to sell. The charges are reflected under our DHL ACMI expenses but not reimbursed by DHL.

In the fourth quarter, pre-tax earnings from ABX Air’s commercial agreements with DHL were up 8% from last year’s fourth quarter to $10.8 million. Hub Services earnings increased $900,000 because of a reduction in non-reimbursed expenses under the DHL agreement and greater service quality markup attainment. Earnings from the ACMI agreement were essentially flat versus prior year.

ABX Air realized the maximum annual service-related markup under its Hub Services agreement for the first time since 2004. That markup was $2.3 million compared to $2.1 million, or 70% of the service markup potential, which we earned in 2006. It also reached the maximum annual cost-related goal under the ACMI agreement, and earned $900,000, or 80% of the maximum annual service markup in ACMI, just barely missing 100% on the service component.

Costs reimbursed without markup, primarily fuel, were up 22% in the fourth quarter, but down 6% for the year, with the yearly total reflecting the fleet reductions we spoke of earlier.

Cost and administrative expenses that are not reimbursable were $2.2 million compared to approximately $3.3 million in 2006.

ABX Air’s pre-tax earnings from operations outside the DHL commercial contracts were slightly lower in the fourth quarter but up for the year. Revenues increased 44% to $28.6 million for the fourth quarter and 89% for the year to $91.6 million. They accounted for approximately 8% and 4% of total revenues in 2007 and 2006, respectively.

Exceptionally strong growth continued for ABX Air’s charter segment as it deployed seven additional 767-200 freighters during the year, three in the fourth quarter, expanding the fleet to a total of 11. Revenues in that segment more than doubled in the fourth quarter and for the year, with revenues in the quarter of $17.7 million and $55.6 million for the year. Pre-tax earnings for the charter segment were $4.6 million for 2007 compared to $3.7 million for ‘06.

Margins were impacted by the time lag between completion of conversions on aircraft and actual deliveries; timing of scheduled heavy maintenance; and the added expense of boarding and shuttling the flight crews and maintenance technicians serving ANA in Japan. With its domicile now in place in Osaka, we do expect ABX Air’s margins will improve somewhat in the first quarter and be at targeted levels by the second quarter.

Revenues from non-DHL operations outside the charter segment declined 2% to $11 million in the fourth quarter, due primarily to lower aircraft maintenance volume from third-party customers. The aircraft maintenance business fluctuates, depending upon demand and the availability of hanger space in Wilmington.

Revenues for our other businesses also rose sharply for the year, up 50% to $36 million as ABX Air booked a full year of revenues from management of two additional U.S. Postal Service regional sort centers in Dallas and Memphis. For the year, third-party aircraft maintenance rose 17%.

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Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

On higher revenues, pre-tax earnings for other operations rose $1.2 million in 2007. Margins slipped to 16% from 20% due to a revenue mix that reflected a full year’s operation of the Dallas and Memphis postal facility. These two facilities operated for less than four months during 2006.

The three regional sorting facilities ABX Air manages for the U.S. Postal Service were profitable for the fourth quarter and the full year, a sharp contrast from the fourth quarter of 2006, when two of the three were in startup mode.

As Joe mentioned earlier, we also filed an amended 8-K on CHI, providing historical financials as well as unaudited pro forma numbers. Among other things, the 8-K updates the value of the transaction, which was approximately $340 million, consisting of $233 million in cash paid; 4 million shares of ABX Holdings valued at approximately $26 million; and $81 million of net debt repayment.

I want to caution you that the unaudited pro forma financial information reflecting the combination of ABX Air and CHI does not necessarily indicate what their results would have been if the acquisition had been completed earlier. That information does not reflect the impact of synergies or the current lower interest rate environment.

In other words, we believe that these pro forma results may somewhat understate the actual potential and strength of the combined Company. Nevertheless, the information in the amended 8-K does give an indication as to why we are very bullish on the acquisition and how CHI grew dramatically in 2006 with their acquisition of Air Transport International, which further cemented BAX/Schenker as a major customer.

CHI’s pre-tax earnings in 2006 were $39.2 million on revenues of $296.1 million, or a 13% pre-tax margin. This compares to pre-tax earnings of $5.6 million in 2005 on revenues of $48.6 million, an 11% pre-tax margin.

Looking at other metrics of our financial strength, you will also note that on a pro forma basis our debt to total capital on September 30 was less than 50%, and our coverage ratios are well within the range we find comfortable given our growth prospects.

We are excited about the addition of these new businesses. I encourage you to review the amended 8-K on the acquisition, which provides pro forma numbers on the combined Company for the first nine months of 2007 and the full-year 2006, plus historical numbers for fiscal ‘04, ‘05, and ‘06. The 10-K includes some selected information on a pro forma basis for 2007.

We are reviewing our segment reporting structure currently to give you the most appropriate picture of how we view the contributions from each of our businesses. We will have more to say about that when we report our first-quarter results in May.

Now I will turn the call over to Joe Hete for his review of our operations and some other matters. Joe?

Joe Hete—ABX Holdings, Inc.—CEO

Thanks, Quint. Let me begin by briefly reviewing the events that drove our results last year, then what we’ve done since our last conference call in November, and finally our perspective on how we see 2008.

We entered 2007 knowing it would be a transition year, with the DHL business roughly flat and the charter business ramping up as additional converted 767 freighters entered the fleet. That’s about how it turned out financially.

Although ABX Air’s earnings from DHL were down last year, we believe it supported DHL’s US network very well; and the service incentives demonstrate that. Service quality across the board was at or near maximum levels, which is a tribute to the dedication of our people, who kept service quality first despite force reductions and some external distractions throughout the year.

Few of you can appreciate what it’s like to keep an express package network running smoothly, so let me tell you this can be very hard work under very rough conditions, both in sort and flight operations. The people who do that night after night and year after year deserve the credit for the results we were able to generate with DHL in 2007, even as package volumes and ABX Air’s share of the network have declined.

Even now, well into the first quarter, service quality for DHL remains strong, although we target improvements during the balance of the year. Despite a cold, snowy winter here in Wilmington and in several of the regional hub cities, our people’s focus on getting the job done right and on time has not wavered.

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Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

A little over a week ago, when most other air operators would have shut down, the Wilmington ground sort and air operations people pulled together to turn the operation on a night when Ohio received more than a foot of snow. Even more recently, last Friday night, ABX’s fleet of 767s and DC-9s operated in fog that grounded many other aircraft.

I know DHL appreciate our employees’ dedication and skill that allows them to deliver on their own commitment of high-quality service to their customers as much as I do.

ABX Air’s financial results from DHL were down last year because of lower package volumes, plus the decision to take back parts of the network. At the same time, however, we continue to generate tremendous cash flow through our ACMI relationship with DHL, principally through the depreciation that flows from ABX Air’s 31 767s in DHL service.

We are encouraged by DHL’s statements that they intend to maintain a significant presence in the US market. Still, we know that a combination of economic impact and structural network changes could have a much greater impact on our DHL business in 2008 than we have faced over the last two years.

I am not going to comment today about what DHL may or may not announce in May, but you can be assured that we have offered our support, ideas, and stand ready to offer more under terms that make sense for our shareholders.

Part of that support is indicated by the agreement that ABX Air came to with them in December, to assign two 767-200 freighters to DHL’s U.S. network under terms that run through 2008. DHL approached ABX Air because they knew that other carriers didn’t have, and couldn’t get, aircraft that could match what the 767s could do.

ABX Air agreed to do this under terms that were not as favorable as it might have obtained with other parties. They went ahead because they wanted DHL to know that ABX Air is a reliable partner with capacity and flexibility to support them not just in the U.S., but elsewhere around the world.

Whatever changes they decide to make, we expect only two things—recognition for what ABX Air has done for them in the past, and consideration of what we can do for them in the future, here and abroad, as a larger, more-diversified family of businesses.

On New Year’s Eve we formed a holding company and completed the $340 million purchase of CHI. That step gave us 30 additional revenue-generating cargo or multimode aircraft and profitable relationships with more than 30 customers, including BAX/Schenker, U.S. Postal Service, UPS, and the US military.

After almost three months of working together with the CHI companies, I am even more convinced about how solid a fit they are for ABX Air and how much potential we have together.

We completed the deal right on schedule on December 31 with a great deal of cooperation and solid work by both the CHI and ABX Holdings teams. That was a huge undertaking, but I am pleased to say that it didn’t interfere with operations at all during what is always our busiest time of the year.

That same cooperative spirit continues into 2008, as we tie up all the regulatory, legal, technology, and financial details that it takes to align three separate regulated airlines and several other business units.

Already we have found synergies that neither company would have been able to earn on its own. We are forecasting $1 million in aggregate synergy savings this year, and we are taking advantage of our leverage as a major fleet operator to get improved rates on such things as maintenance contracts. Teams of employees will be looking for many more opportunities like these as the year progresses.

With two more aircraft delivered earlier this year on top of the 11 ABX Air had at year end, we now have 13 wide-body freighters in service configured with full cargo doors and upgraded technology. That includes the last of the 12 Delta 767s ABX Air purchased in 2005 and the ex-American aircraft it bought in 2007. These aircraft now form the core of an unrivaled mid-size freighter fleet.

Later this year CAM expects to add four more 767s that it will own along with several 757s that will operate under ACMI and dry lease agreements with DHL in Latin America. The first of these 757s will enter service to DHL later this month.

In addition, a Canadian carrier will lease two of CAM’s new 767s for more than seven years, starting later this year.

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Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

Peter and I recently met with ATI’s principal customer, BAX/Schenker, and they expressed their support for our relationship by extending their agreement with ATI for one additional year. We look forward to exploring new ways we can help BAX/Schenker achieve its objectives in the US market.

As you know, two of ABX Air’s 767s have been deployed for ANA in Japan since last spring. While our on-time rates and service quality for ANA have met, or even exceeded expectations, getting ABX Air’s cost structure in line there has been frustrating for both them and us.

ABX Air finally broke that logjam in December with the establishment of a domicile in Osaka, and they are stationing flight crews, maintenance technicians, and their families there. That group will expand as the Asian business expands, hopefully in the next few months.

The cost savings from this new base, plus the scale advantages of having more aircraft and more crews involved, should restore starting in the second quarter this year the cost structures we had talked about with ANA a year ago.

Overall, the ABX Air charter business is growing rapidly, consistent with fleet growth. Charter block hours for ABX Air’s Boeing 767s for 2007 were up 122% versus ‘06, although it could have been even stronger. Certifications, crewing, and contract issues continue to keep the airline from moving ahead as quickly as we would like.

I am pleased to say that ABX Air has launched service with its ACMI customer in Venezuela under a one-year agreement, and now has schedule authority to Mexico and Bolivia. Our marketing teams at all three airlines are working hard to find new placements for the rest of our aircraft under solid agreements, which could include dry leases instead of ACMI agreements. If one of them finds a good prospect, we are fully prepared to contract our aircraft accordingly.

Along with the change within our business, the shape of the domestic air express industry has been changing as well. Competition among integrated express carriers and regular cargo carriers, and between air cargo and other transport modes is growing more intense as the economy slows and fuel prices climb. At the moment shippers seem to have the upper hand, and they are weighing their transportation options more carefully than ever before.

I don’t pretend to be able to forecast where all these changes will lead or how each of our companies in our industry will be affected. I do know that we have unique aircraft assets and experienced people who can put them to work effectively.

Our strategy is to support the business goals and objectives of our principal customers, whether they are major express service providers, freight forwarders, government entities, independent airlines, or direct shippers. We also intend to seek out new customers who might benefit from the value we can create for them.

Today DHL remains our single largest customer, although its share of our total revenues will be down to about 75% this year, based on current projections. We are committed to support them in their goal to establish a profitable operating platform in the United States. We will not let the focus on DHL become a detriment to our shareholders or let their difficulties interfere with our service to others.

As you know, ABX Air has agreed to arbitrate the overhead allocation issue and continues to work through its disagreement with DHL over claims for accelerated repayment of the promissory note. I don’t expect a resolution of either issue very soon, although we have contingencies in place to repay the note if required.

In every decision we make, the long-term best interests of shareholders will always be the determining factor. We are aware that many of you have seen the value of your investment in our Company decline substantially, and well beyond what we think is warranted under any reasonable set of expectations for the future. It is our principal goal for 2008 to remove the obstacles and uncertainties that stand in the way of an appropriate valuation of our superb assets, strong cash flow, and capabilities of our talented people.

Until then we will continue to work hard to capture more synergies among our businesses and to leverage all of the advantages that our new expanded size and scale can afford us.

Now we are ready to take your questions.

QUESTION AND ANSWER

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FINAL TRANSCRIPT

Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS) Charles Jack, Wall Street Access.

Charles Jack—Wall Street Access—Analyst

Congratulations on the quarter. I was wondering if you could kind of lay out your schedule for planes coming online this year and into 2009, kind of by quarter, and where you think those planes will be utilized. I know you talked about potentially committing more planes to the ANA deal, for example.

Joe Hete—ABX Holdings, Inc.—CEO

Well, as we mentioned, Charles, we’ve got two more that came online since the first of the year, that have completed their modification. We have the first of the 757s, which is going through basically its initial certification process today. That aircraft is one that will be operated by CCIA for DHL in Latin America.

The first of the CAM-owned 767s just completed its modification this past week, and in fact is either on its way or is already here in the States awaiting paint and some further checkout flights. So that aircraft will be online within the next 30 days or so.

In addition to that, as we look forward into 2008, by the year-end we expect to have 18 aircraft in service in total. The remaining three 767s that are awaiting modification or in process of mod, you can anticipate probably one in each of the remaining three quarters for the rest of the year.

Charles Jack—Wall Street Access—Analyst

Okay.

Joe Hete—ABX Holdings, Inc.—CEO

As far as 2009 goes, we only have one commitment currently for an aircraft in ‘09. That is the fifth aircraft that was part of the CHI transaction, which is owned by the significant shareholders. Outside of that we have no firm commitments beyond what we have this year.

Charles Jack—Wall Street Access—Analyst

Okay, great. On the outlook for the CHI businesses, excluding any new planes coming into service, how are those businesses looking? Are you seeing growth in those businesses for 2008, or do you see them operating at a similar level to 2007? I’m just wondering if you had any color on that.

Joe Hete—ABX Holdings, Inc.—CEO

I’ll let Peter Fox answer that. Peter?

Peter Fox—ABX Holdings, Inc.—Chief Commercial Officer

This is Peter Fox. The certificated carriers, if you look at their first two-month actuals in total, they are 8.5% ahead in revenue. ATI was 13.6%, and CCIA was 1.7% negative for the two months; and part of that had to do with the scheduling of heavy maintenance. So both air carriers are plus 8.5% ahead in revenue, $29,775,000 versus $27,442,000. We think our costs are at or below projections.

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Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

Logistics services, which is the charter brokerage, the fuel management subsidiary, is on schedule. They are opening up a neutral hub in Toledo for Schenker. They are opening up sometime this year a neutral hub in Hahn, Germany. The purpose of that neutral hub is to assist Schenker BAX in obtaining more revenue and more co-loading opportunities with non-BAX customers and other forwarders. That program we believe is not only going to create more flying for our entities; it is also going to create other revenue sources for logistics as well.

CAM is contracting and working on obtaining more 757s. I would tell you that we have more customers than we have airplanes. The airplane market is extremely tight.

I would guess that overall I think one of our goals certainly going into the future is that when we have this call you don’t see just DHL yellow; you see BAX/Schenker green and a number of other customers. Because if you look at our customer base you will see that it is highly diversified.

For those of you who don’t know much about Deutsche Bahn and BAX/Schenker, I encourage you to go to Deutsche Bahn’s annual report and look at Schenker; and you will see that their attitude on the U.S. domestic market is very positive. They feel that this market is an incredible growth opportunity for them, and they actually highlight the Toledo hub.

Charles Jack—Wall Street Access—Analyst

Okay, great. Thank you. Then just kind of looking at I guess kind of where block hours were in the fourth quarter and kind of what the outlook looks like for 2008. I mean, are you guys seeing—especially kind of given some of the weakness we’ve seen in the economy, are you guys seeing that being similar to 2007? Or how are you guys looking at that for next year?

Joe Hete—ABX Holdings, Inc.—CEO

I think we are actually going to see, in terms of the charter, the ACMI operations under ABX as well as under the ATI and CCIA, if you look at the assets that we have and where they are being deployed it is in areas outside the US, which has been relatively flat.

So we continue to see demand in and out of South America. The Asian demand obviously is there. That still is a growth market, so there are lots of opportunities there. Of course there is always a potential for additional aircraft within the ANA network, as well.

So overall I think the block hours are going to come on pretty strong. As we mentioned, we just started up operations or will be starting this week into Venezuela, and there are a number of opportunities that will open up to us by our getting the authority to get in and out of there.

Charles Jack—Wall Street Access—Analyst

Okay, great. I guess finally, I know you didn’t particularly want to comment on what DHL will do in May. But have you guys been talking with DHL about how you can help them in the US? It seems like you guys could be helpful here as part of the solution. Is that something you’re actively working on? Just any color that you guys could give there.

Joe Hete—ABX Holdings, Inc.—CEO

We are always working with them to look for opportunities. Obviously we are always going to have a slant that is more advantageous to ABX; but certainly it’s in everybody’s best interest to make sure that DHL is successful in the US and gets through their troubles with the current state of their business in the US.

So we are always in there pitching thoughts, ideas, anything that can hopefully make their operations more efficient.

Charles Jack—Wall Street Access—Analyst

In your opinion are they—have they been receptive to the comments and to the talks that you have had?

Joe Hete—ABX Holdings, Inc.—CEO

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FINAL TRANSCRIPT

Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

Yes, they have.

Charles Jack—Wall Street Access—Analyst

Okay, great. Thanks, guys.

Operator

David Campbell, Thompson, Davis & Co.

David Campbell—Thompson, Davis & Co.—Analyst

Good morning. I was interested in your brief comment you made about the domestic express market being increasingly competitive in this so-called downturn in cargo, although I haven’t seen a downturn in cargo.

But this strange comment coming from the fact that Kitty Hawk went out of business in October. So there is an awful lot of consolidations going on within the industry. So I just wondered if you could elaborate on that.

Joe Hete—ABX Holdings, Inc.—CEO

Peter Fox is here and I will let him respond about the BAX/Schenker. But my primary comment, David, was pointed more at the integrated carriers between FedEx, UPS, and DHL, not so much the heavyweight market. Peter, do you want to respond to the BAX side?

Peter Fox—ABX Holdings, Inc.—Chief Commercial Officer

Yes. I would say that BAX Global probably received about 25% to 30% of the heavyweight freight that was being serviced out of Fort Wayne. It was distributed to numerous entities. DHL got some; FedEx got some; UPS bought Emery. Menlo, they haven’t fared as well in terms of maintaining that heavyweight freight.

So with Kitty Hawk not operating, it creates other opportunities for us. One of the reasons why we are opening up the neutral hub in Toledo for Schenker BAX is to create a neutral environment for forwarders who don’t want to use somebody else’s color, like BAX/Schenker green. This allows them to have their airway bills handled by a third party.

But the good news is that we are using the infrastructure and the aircraft assets and the trucking assets of BAX/Schenker to help reduce the cost. Because we believe that the key going forward is higher utilization on existing assets.

David Campbell—Thompson, Davis & Co.—Analyst

So the forwarders in Toledo use other airlines to carry the freight?

Peter Fox—ABX Holdings, Inc.—Chief Commercial Officer

Forwarders use a multitude of airlines depending on the freight. They send freight in the bellies of passenger planes. They send them with integrators like UPS and DHL and FedEx. But they also, in BAX/Schenker’s case, they specialize in heavyweight freight. Just remember that when ABX Holdings purchased Cargo Holdings International and our subsidiaries, they purchased the largest provider of domestic US heavyweight freight by air in the U.S. market.

Joe Hete—ABX Holdings, Inc.—CEO

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FINAL TRANSCRIPT

Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

Just for a point of clarification, David, when Peter refers to a neutral hub, it is utilization of the existing BAX hub. It is a neutral entry point to that hub operation.

Peter Fox—ABX Holdings, Inc.—Chief Commercial Officer

If you look at Europe, and you would have to study the European market, which Schenker is extremely strong in, Schenker is either the number one or number two largest non-asset-based forwarder in the world. They understand their model.

Their model in Europe is a little different than the model here in the United States. But we are gravitating towards more of a European model. If you look at the European freight business, they make—their margins are a lot higher over there.

So there’s lots of improvements and things that we are working on that we believe is going to generate more revenue for ABX Holdings and at the same time serve our customer.

David Campbell—Thompson, Davis & Co.—Analyst

Okay. Thank you very much.

Operator

(OPERATOR INSTRUCTIONS) Gentlemen, you have no further questions at this time.

Joe Hete—ABX Holdings, Inc.—CEO

Thank you, moderator. Well, the last few months have been extremely busy. We are well aware that the market has yet to appreciate the potential of what we are building at ABX Holdings.

We have heard from many of you about that and talked to some of you face to face at the BB&T transportation conference last month. I realize part of the problem has been a lack of visibility on CHI. Now that we have remedied that with the 8-K, I expect that many if you will start generating models that fully reflect our business today.

By the time of our first-quarter conference call in May, I hope to be able to speak a lot more definitively about our plans for each of the businesses and how those plans will factor into our 2008 results.

Until then, I appreciate your support as we all work together to build the new ABX Holdings.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.

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FINAL TRANSCRIPT

Mar. 18, 2008 / 10:00AM ET, ABXA—Q4 2007 ABX Air, Inc Earnings Conference Call

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